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                                                                   EXHIBIT 99.F


                            NON-COMPETITION AGREEMENT


         THIS AGREEMENT, made and entered into this the 1st day of March, 1997, by and between CECIL R. HASH, a citizen and resident of Forsyth County, North Carolina (hereinafter "Hash"), and WSMP, INC., a North Carolina corporation (hereinafter "WSMP");

                              W I T N E S S E T H:

         WHEREAS, Hash is the owner of F & H Companies, Inc., Western Steer of North Carolina, Inc., Northwest Food Systems, Inc., Davidson Food Systems, Inc., Mocksville Food Systems, Inc., and CFR Foods, Inc. (hereinafter, the "Hash Companies") and

         WHEREAS, the Hash Companies have entered into an Agreement of Purchase and Sale with WSMP as of even date herewith (the "Agreement of Purchase and Sale"), by which WSMP has acquired the assets used in the operation of 14 of the Hash Companies' restaurants, which WSMP intends to continue operating (hereinafter, the "Hash Companies Restaurants"; and

         WHEREAS, Hash has been the major contributor to the success of the Hash Companies Restaurants in developing, operating and supervising the Hash Companies' restaurants; and

         WHEREAS, Hash and WSMP agree that the preservation of the good will, proprietary rights and going business value of the Hash Companies Restaurants for the benefit of WSMP as their new owner will be facilitated by this Agreement; and

         WHEREAS, that the execution and delivery of this Agreement by Hash is a condition to WSMP's acquisition of the Hash Companies Restaurants;



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         NOW, THEREFORE, in consideration of the premises and the consideration hereinafter stated to Hash, the parties agree as follows:

         1. Restrictive Covenants.
         For the fifteen year period commencing on the date hereof and ending on March 1, 2012 ("Term"), Hash shall not, directly or indirectly, except as otherwise permitted hereunder:
                  (a.) Own, operate, manage or otherwise have control or interest in the operation of any restaurant or food service business similar to the restaurants or food service businesses operated by WSMP at the date of this Agreement, either as an officer, director, proprietor, employee, partner, investor (other than as a passive investor in less than ten percent (10%) of the outstanding stock of a publicly traded corporation), consultant, advisor, agent, franchisee, or otherwise in any states in which WSMP presently operates restaurants or franchises;
                  (b.) Assist others in engaging in any of the activities specified in the foregoing Subparagraph (a);
                  (c.) Induce employees of WSMP to engage in any of the activities specified in the foregoing Subparagraph (a) or induce any former Hash Companies employees to terminate their employment with WSMP.

         2. Exceptions.
         The parties hereto expressly agree that the following activities of Hash shall not be included in and shall be specifically excluded from the prohibitions of this Agreement:
                  (a.) Any activities of Hash as an employee, director, consultant, franchisee or agent of WSMP;
                  (b.) Any activities of Hash in any capacity in connection with the ownership, operation, investment, or otherwise, in the restaurants and restaurant franchisees in which Hash has

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         such activities as of the date of this Agreement; and
                  (c.) Any activities of Hash in any state other than the states described in Paragraph 1(a).

         3. Consideration.
         In consideration for the agreements of Hash hereunder, WSMP does hereby issue and deliver to Hash a total of 98,750 shares of authorized but unissued WSMP, Inc. common stock (the "WSMP Stock"), which the parties value for the purpose of this agreement at $9.00 per share, or $888,750, irrespective of the market price of WSMP Stock at this or any later time.
         The WSMP stock will be unregistered, will bear a restrictive legend, and will be restricted in Hash's hands. Hash acknowledges that sale of such shares will only be made through the provisions of the Securities and Exchange Commission's Rule 144. Hash acknowledges and warrants the following:
                  (a) He is an "accredited investor" within the meaning of Rule 501 under the Securities Act or has sufficient knowledge and experience in investing in companies similar to WSMP so as to be able to evaluate the risks and merits of his investment in WSMP and he is able financially to bear the risks thereof;
                  (b) He is a resident of, and is domiciled in, the State of North Carolina; the transactions contemplated by this Agreement have been negotiated solely in the State of North Carolina; and, without limiting the generality of the foregoing, the subject matter of this agreement (i) originated within the State of North Carolina, (ii) was directed to and received by Hash within the State of North Carolina, and (iii) has been accepted by communications to WSMP made solely in the State of North Carolina.
                  (c) Hash has had an opportunity to discuss the business, management and financial affairs of WSMP with WSMP's management and has received (or had made available to him) any financial and business documents requested by him;
                  (d) The WSMP Stock being issued to Hash is being


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         acquired for its own account, for investment, and not with a view to or for sale in connection with any unregistered distribution thereof in violation of the Securities Act or any state securities act;
                  (e) Hash understands that (i) the WSMP Stock must be held for a period of two (2) years unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (ii) the WSMP Stock will bear a legend to such effect and
         (iii) WSMP will make or cause to be made a notation on its transfer books to such effect;
                  (f) Hash does not have any contract, arrangement or understanding with any broker, finder or similar agent with respect to the WSMP Stock, or the transactions contemplated by this Agreement.
         If any WSMP Stock becomes eligible for resale pursuant to Rule 144(k), WSMP shall, upon the request of Hash, remove the legend from the certificate for such WSMP Stock.

         4. Breach.
         Should Hash breach the terms of this Agreement, WSMP shall be entitled to demand and receive back from Hash the WSMP Stock as an element of its damages, provided, however, that should Hash's breach occur in year two through year 15 of this Agreement, the amount of stock to be returned to WSMP shall be a pro-rata amount as set forth in Paragraph 6 hereof.
         Should the stock no longer be in possession of Hash at the time of the breach, then WSMP may recover a like sum in cash, based on a valuation of $9.00 per share.

         5. Death.
         Upon the death of Hash during the term of this Agreement, his estate shall refund to WSMP a pro-rata portion of the WSMP Stock, as determined under Paragraph 6 hereof. Should the stock no longer be a possession of Hash at the time of Hash's death, then WSMP may


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recover a like sum in cash based upon a valuation of $9.00 per share. In order to fund this obligation, WSMP shall have the right to acquire a policy of insurance at WSMP's cost upon Hash's life payable to WSMP in the face amount of $888,750. This policy shall have a declining term, and shall reduce itself to the amounts set forth in Paragraph 6 for each passing year of the term of this Agreement.

         6. Pro Rata Determinations.
         For the purposes of Paragraphs 5 and 6 hereof, the parties agree that should a breach or Hash's death occur any one of the following years of the term of this Agreement, the pro-rata recovery of WSMP shall be as follows:

Year                    Shares of Stock                 Cash
----                    ---------------                 ----
One                         98,750                    $888,750
Two                         92,150                     828,750
Three                       85,550                     768,750
Four                        78,950                     708,750
Five                        72,350                     648,750
Six                         65,750                     588,750
Seven                       59,150                     528,750
Eight                       52,550                     468,750
Nine                        45,950                     408,750
Ten                         39,350                     348,750
Eleven                      32,750                     288,750
Twelve                      26,150                     228,750
Thirteen                    19,550                     168,750
Fourteen                    12,950                     108,750
Fifteen                      6,300                      48,750


         7. Change in Control.
         a. Right to Register. Should there ever occur a "change in control" of WSMP, then Hash may require WSMP to take all necessary steps promptly to file a registration statement so as to permit a public offering of the WSMP Stock by Hash, and to utilize its best efforts to have the registration statement declared effective at the earliest


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practical date under the Securities Act of 1933 and all applicable state Blue
Sky Laws.
         b. "Change in Control". As used herein, "change in control" shall mean (i) any direct or indirect change in the ownership of WSMP by HERTH Management, Inc., RSH Management, Inc., James C. Richardson, Jr., Richard F. Howard, James M. Templeton, or their affiliates which reduces their collective ownership below 40%; or, once their collective holdings are below 40%, then again if their collective holdings are reduced to below 25%; or (ii) should James C. Richardson, Jr. or Richard F. Howard leave the active employment or involvement with WSMP.

         7. Judicial Amendments.
         It is expressly understood and agreed that although Hash and WSMP consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving for WSMP's benefit the good will, proprietary rights, and going business value of the Company's businesses, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against Hash, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

         8. WSMP's Remedies.
         It is expressly understood and agreed that WSMP's remedy at law for a breach or threatened breach of any of the provisions of Paragraph 1 of this Agreement would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by Hash, of the provisions of Paragraph 1 of this Agreement, WSMP, in addition to its remedy at law, shall be entitled to obtain, and Hash shall not oppose WSMP's request for, equitable





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relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available.

         9. Waiver.
         The Waiver by WSMP of a breach of any provision of this Agreement by Hash shall not operate or be construed as a waiver of any subsequent breach by Hash.

         10. Governing Law.
         This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

         11. Provisions.
         The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, representatives, successors and assigns.

         12. Conditional Agreement.
         Notwithstanding anything herein to the contrary, this Agreement and the obligations hereunder it conditioned upon and shall be effective only upon closing and consummation of the Agreement of Purchase and Sale in accordance with its terms.


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         IN WITNESS WHEREOF, the parties have hereunto executed this Agreement, this the day and year first above written.



                                             /s/ CECIL R. HASH
                                             ---------------------------(SEAL)
                                             CECIL R. HASH



                                             WSMP, INC.



                                             By: /s/ James C. Richardson, Jr.
                                                 ------------------------------
                                                         President


ATTEST:


/s/ Matthew V. Hollifield
----------------------------------
Asst. Secretary

(corporate seal)




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